Exhibit 10.41

ESAB CORPORATION

2022 OMNIBUS INCENTIVE PLAN

FORM OF OUTSIDE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

ESAB Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.001 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet to the Outside Director Non-Qualified Stock Option Agreement, in the attached Outside Director Non-Qualified Stock Option Agreement (together with the cover sheet, the “Agreement”), and in the Company’s 2022 Omnibus Incentive Plan (the “Plan”).

Grant Date:	[ • ]

Name of Optionee:	[ • ]

Number of Shares Covered by Option:	[ • ]

Option Price per Share:	$[ • ]

By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described in this Agreement and in the Plan. You acknowledge that (a) you have received a copy of the Plan and this Agreement and have read and understand the terms and conditions of the Plan and this Agreement, (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants, (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company, (d) your participation is voluntary, (e) the Award is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Award is an extraordinary item which is outside the scope of your employment agreement, if any, (f) in the event that you are an employee of an Affiliate of the Company, the Award will not be interpreted to form an employment agreement or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment agreement with the Affiliate that is your employer, (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, and (h) in the event of involuntary termination of your employment, your right to receive the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law. You agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This is not a stock certificate or a negotiable instrument.

NQSO Outside Director	Page 1 of 4

ESAB CORPORATION

2022 OMNIBUS INCENTIVE PLAN

FORM OF OUTSIDE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	This option is fully vested as to 100% of the total number of shares covered by the option on the Grant Date, as shown on the cover sheet.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Grant Date, as shown on the cover sheet (the “Expiration Date”). Your option will remain exercisable until the Expiration Date, and thereafter shall be null and void and no longer exercisable.

Manner of Exercise

When you wish to exercise this option, in whole or in part after vesting, you must notify the Company as set forth in the Plan.

When you submit your notice of exercise, you must include payment of the Option Price for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•  Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•  Shares of Stock which have already been owned by you, including but not limited to shares which would otherwise be delivered on settlement of the option subject to this Agreement, and which are surrendered to the Company. The value of the shares of Stock, determined as of the effective date of the option exercise, will be applied to the Option Price.

•  By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes (if approved in advance by the Committee if you are either an executive officer or a director of the Company).

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

In connection with any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option purporting to arise under such an agreement.

Retention Rights	Neither your option nor this Agreement gives you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time and for any reason.

NQSO Outside Director	Page 2 of 4

ESAB CORPORATION

2022 OMNIBUS INCENTIVE PLAN

FORM OF OUTSIDE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments	The shares of Stock covered by this option may be adjusted or terminated in any manner contemplated by Section 18 of the Plan.

Amendment	The Committee has the right to amend, alter, suspend, discontinue or cancel this option, prospectively or retroactively; provided that no such amendment shall adversely affect your material rights under this Agreement without your consent.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments, or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company and its Affiliates may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your name, telephone number, home address and business addresses and other contact information, date of birth, social insurance number or other identification number, nationality, job title, any common stock or directorships held in the Company, details of the Award or any other entitlement to cash awarded, payroll information (including salary) and any other information that might be deemed appropriate by the Company and the Committee to facilitate the implementation, administration and management of the Plan and the Award (the “Data”).

By accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Award and the Plan. You also give explicit consent to the Company and its Affiliates to transfer any such Data inside and outside the country in which you work or are employed, including, with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company, the Committee and other persons who are designated by the Company to administer, implement and manage the Award and the Plan. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Award and the Plan. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Award and the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

NQSO Outside Director	Page 3 of 4

ESAB CORPORATION

2022 OMNIBUS INCENTIVE PLAN

FORM OF OUTSIDE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver all communications regarding the Plan and this award (including, but not limited to, the Plan prospectus and the Company’s annual report) to you in an electronic format or through an online or electronic system established by the Company or a third party designated by the Company. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described above and in the Plan.

NQSO Outside Director	Page 4 of 4